Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

between

RAYMOND JAMES FINANCIAL, INC.

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

Dated as of April 11, 2011

-i-

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of April 11, 2011 (this “Second Supplemental Indenture”), between RAYMOND JAMES FINANCIAL, INC., a Florida corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), under an Indenture dated as of August 10, 2009, between the Company and the Trustee (the “Indenture”).

WHEREAS, the Company desires to establish, under the terms of the Indenture, a series of its Securities (such securities being of the type referred to in the Indenture and in this Second Supplemental Indenture as the “Securities”) to be known as its 4.25% Senior Notes due 2016 (the “Notes”), the form and substance of such Notes and the terms, provisions and conditions thereof, to be set forth as provided in the Indenture and this Second Supplemental Indenture;

WHEREAS, under the terms of an Underwriting Agreement dated as of April 4, 2011 (the “Underwriting Agreement”), among the Company and the Underwriters named therein (the “Underwriters”), the Company has agreed to sell to the Underwriters $250,000,000 aggregate liquidation amount of its Securities;

WHEREAS, the Company has requested that the Trustee execute and deliver this Second Supplemental Indenture; and

WHEREAS, all requirements necessary to make this Second Supplemental Indenture a valid instrument in accordance with its terms and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been performed, and the execution and delivery of this Second Supplemental Indenture have been duly authorized in all respects.

NOW THEREFORE, in consideration of the purchase and acceptance of the Notes by the Holders (as defined below) thereof, and for the purpose of setting forth, as provided in the Indenture, the form and substance of the Notes and the terms, provisions and conditions thereof, the Company covenants and agrees with the Trustee as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.1 Definition of Terms.

Unless the context otherwise requires:

(a) a term defined in the Indenture has the same meaning when used in this Second Supplemental Indenture unless otherwise provided herein;

(b) a term defined anywhere in this Second Supplemental Indenture has the same meaning throughout;

(c) the singular includes the plural and vice versa;

(d) a reference to a Section or Article is to a Section or Article of this Second Supplemental Indenture;

(e) headings are for convenience of reference only and do not affect interpretation;

(f) the following terms have the meanings given to them in this Section 1.1;

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agents as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Dealer Quotations, (2) if more than one but fewer than four such Reference Treasury Dealer Quotations is provided, the average of all such quotations, or (3) if only one Reference Treasury Dealer Quotation is provided, such quotation.

“Coupon Rate” shall have the meaning set forth in Section 2.5.

“Global Note” means a global Note to be registered in the name of the U.S. or Common Depositary, or its nominee.

“Holder” means any person in whose name the Notes are registered on the register kept by the Company in accordance with the terms hereof.

“Interest Payment Date” shall have the meaning set forth in Section 2.5

“Maturity Date” means the date on which the Notes mature and on which the principal shall be due and payable together with all accrued and unpaid interest thereon.

“Maturity Repayment Price” means the price, at the Maturity Date, equal to the principal amount of, plus accrued interest on, the Notes.

“Permitted Liens” means (i) liens for taxes or assessment or governmental charges or levies (a) that are not then due and delinquent, (b) the validity of which is being contested in good faith or (c) which are less than $1,000,000 in amount; (ii) liens created by or resulting from any litigation or legal proceedings which are currently being contested in good faith by appropriate proceedings or which involve claims of less than $1,000,000; and (iii) deposits to secure (or in lieu of) surety, stay, appeal or customs bonds.

“Quotation Agents” means the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealers” means (1) Citigroup Global Markets Inc. and J.P. Morgan Securities LLC (or their affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefore another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price of such redemption date.

ARTICLE 2

GENERAL TERMS AND CONDITIONS OF THE NOTES

SECTION 2.1 Designation and Principal Amount.

There is hereby authorized and established under the terms of the Indenture a series of the Company’s Securities designated the “4.25% Senior Notes due 2016” limited in aggregate principal amount to no more than $250,000,000, which amount shall be as set forth in one or more written orders of the Company for the authentication and delivery of the Notes pursuant to Section 2.06 of the Indenture.

SECTION 2.2 Maturity.

The Maturity Date for the Notes is April 15, 2016.

SECTION 2.3 Form and Payment.

Except as provided in Section 2.4, the Notes shall be issued in fully registered certificated form without interest coupons. Principal and interest on the Notes issued in certificated form shall be payable, the transfer of such Notes shall be registrable and such Notes shall be exchangeable for Notes bearing identical terms and provisions at the office or agency of the Trustee; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Holder at such address as shall appear in the Security Register.

SECTION 2.4 Global Form.

(a) A Global Note may be transferred, in whole but not in part, only to another nominee of the Depositary, or to a successor Depositary selected or approved by the Company or to a nominee of such successor Depositary.

(b) If at any time the Depositary notifies the Company that it is unwilling or unable to continue as Depositary or if at any time the Depositary shall no longer be registered or in good standing under the Exchange Act or other applicable statute or regulation, and a successor Depositary for such series is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such condition, as the case may be, the Company shall execute, and, subject to Article 2 of the Indenture, the Trustee, upon written notice from the Company, shall authenticate and make available for delivery the Notes in definitive registered form without coupons, in authorized denominations, and in an aggregate principal amount equal to the principal amount of the Global Note in exchange for such Global Note. In addition, the Company may at any time determine that the Notes shall no longer be represented by a Global Note. In such event the Company shall execute, and subject to Section 2.07 of the Indenture, the Trustee, upon receipt of an Officers’ Certificate evidencing such determination by the Company, shall authenticate and deliver the Notes in definitive registered form without coupons, in authorized denominations, and in an aggregate principal amount equal to the principal amount of the Global Note in exchange for such Global Note. Upon the exchange of the Global Note for such Notes in definitive registered form without coupons, in authorized denominations, the Global Note shall be canceled by the Trustee. Such Notes in definitive registered form issued in exchange for the Global Note shall be registered in such names and in such authorized denominations as the U.S. or Common Depositary, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee. The Trustee shall deliver such Notes to the U.S. or Common Depositary for delivery to the Persons in whose names such Securities are so registered.

SECTION 2.5 Interest.

(a) Each Note shall bear interest at the rate of 4.25% per annum (the “Coupon Rate”) from April 11, 2011 until the principal thereof becomes due and payable, and on any overdue principal and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the Coupon Rate, compounded semi-annually, payable semi-annually in arrears on April 15 and October 15 of each year (each, an “Interest Payment Date”), beginning, on October 15, 2011, to the Person in whose name such Note or any predecessor Note is registered at the close of business on the regular record date for such interest installment. Notwithstanding the foregoing sentence, if the Securities are no longer in book-entry only form, the relevant record dates shall be April 1 and October 1 prior to the regular Interest Payment Date.

(b) The amount of interest payable for any period shall be computed on the basis of a 360-day year of twelve 30-day months. Except as provided in the following sentence, the amount of interest payable for any period shorter than a full semi-annual period for which interest is computed, shall be computed on the basis of the actual number of days elapsed in such a 30-day period. In the event that any date on which interest is payable on the Notes is not a business day, then payment of interest payable on such date shall be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any such delay), except that, if such business day is in the next succeeding calendar year, such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date.

SECTION 2.6 Redemption

(a) The Notes are redeemable at the option of the Company, subject to the terms and conditions of Article III of the Indenture, in whole at any time or in part from time to time prior to the Maturity Date, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes so redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any such portion of such payments of interest accrued as of the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate, plus 30 basis points, plus an amount equal to accrued and unpaid interest thereon to the redemption date. Notwithstanding the foregoing, installments of interest on the Notes that are due and payable on Interest Payment Dates falling on or prior to a redemption date shall be payable on the Interest Payment Date to the Holders as of the close of business on the relevant record date according to the Notes and the Indenture.

(b) Notice of any redemption shall be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest shall cease to accrue on the Notes or portions thereof called for redemption. If less than all of the Notes are to be redeemed, the Notes shall be selected by the Trustee by a method the Trustee deems appropriate.

SECTION 2.7 Events of Default.

An Event of Default with respect to the Notes shall be (i) an Event of Default as defined under Section 6.01(a), (b), (c), (d) or (e) of the Indenture, or (ii) an event of default as defined in any mortgage, indenture, or instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness of the Company or any Principal Subsidiary for money borrowed, whether such indebtedness currently exists or shall be created in the future, which has occurred and has resulted in such indebtedness becoming or being declared due and payable.

SECTION 2.8 Limitations on Liens.

The Company, or any successor corporation, shall not, and shall not permit any subsidiary to, create, assume, incur or guarantee any indebtedness for borrowed money secured by a pledge, lien or other encumbrance, except for Permitted Liens, on the voting securities of any Principal Subsidiary unless the Company causes the Notes (and if the Company so elects, any other of the Company’s indebtedness ranking on a parity with the Notes) to be secured equally and ratably with (or, at the Company’s option, prior to) any indebtedness secured thereby.

ARTICLE 3

EXPENSES

SECTION 3.1 Payment of Expenses.

In connection with the offering, sale and issuance of the Notes, the Company, in its capacity as borrower with respect to the Notes, shall pay all costs and expenses relating to the offering, sale and issuance of the Notes, including commissions to the underwriters payable pursuant to the Underwriting Agreement and the compensation of the Trustee under the Indenture in accordance with the provisions of Section 6.06 of the Indenture.

SECTION 3.2 Payment Upon Resignation or Removal.

Upon termination of this Second Supplemental Indenture or the Indenture or the removal or resignation of the Trustee, unless otherwise stated, the Company shall pay to the Trustee all amounts accrued to the date of such termination, removal or resignation.

ARTICLE 4

FORM OF NOTE

SECTION 4.1 Form of Note.

The Notes and the Trustee’s certificate of authentication to be endorsed thereon are to be substantially in the following forms:

(FORM OF FACE OF NOTE)

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY. THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE. EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

Unless this Note is presented by an authorized representative of The Depository Trust Company, a New York corporation (55 Water Street, New York, New York) (“DTC”), to the Company or its agent for registration of transfer, exchange or payment, and this Note is registered in the name of Cede & Co. or such other name as requested by an authorized representative of DTC, and unless any payment is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE

HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

REGISTERED	$250,000,000

NUMBER R-1	CUSIP No. 754730AC3
ISIN No. US754730AC39

RAYMOND JAMES FINANCIAL, INC.

4.25% SENIOR NOTE DUE 2016

RAYMOND JAMES FINANCIAL, INC., a Florida corporation (herein called the “Company,” which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to Cede & Co. or its registered assigns, the principal sum of TWO HUNDRED AND FIFTY MILLION DOLLARS on April 15, 2016 (except to the extent redeemed or repaid prior to that date). The Company shall pay interest on such principal amount at the rate of 4.25% per annum, until payment of such principal amount has been made or duly provided for, semi-annually in arrears on April 15 and October 15 of each year (each, an “Interest Payment Date”). Interest shall be payable on each Interest Payment Date, commencing on October 15, 2011, and at the stated maturity or earlier redemption or repayment (the “Maturity Date”). If the Company shall default in the payment of interest due on any Interest Payment Date, then this Note shall bear interest from the next preceding Interest Payment Date to which interest has been paid, or, if no interest has been paid on the Notes, from April 11, 2011 (the “Original Issue Date”).

Interest on this Note shall accrue from the Original Issue Date until the principal amount is paid or duly provided for. Interest (including payments for partial periods) shall be computed on the basis of a 360-day year of twelve 30-day months. Interest payable on this Note on any Interest Payment Date or the Maturity Date shall include interest accrued from, and including, the preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from, and including, the Original Issue Date, if no interest has been paid or duly provided for) to, but excluding, such Interest Payment Date or the Maturity Date, as the case may be. If the Maturity Date or any Interest Payment Date falls on a day which is not a Business Day (as defined below), principal of or interest payable with respect to the Maturity Date or such Interest Payment Date shall be paid on the succeeding Business Day, except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the Maturity Date or such Interest Payment Date, and no additional interest shall accrue as a result of that postponement. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall be paid to the person in whose name this Note (or one or more predecessor Notes evidencing all or a portion of the same debt as this Note) is registered at the close of business on the regular record date for such Interest Payment Date, whether or not a Business Day. As long as this Note is in book-entry only form, the regular record date shall be the close of business on the Business Day next preceding such Interest Payment Date. If, pursuant to the terms of the Indenture, this Note is no longer in book-entry only form, the record date shall be the close of business on April 1 and October 1 preceding an Interest Payment Date. “Business Day” means any weekday that is not a legal holiday in New York, New York or St. Petersburg,

Florida and that is not a day on which banking institutions in those cities are authorized or required by law or regulation to be closed.

The principal of and interest on this Note are payable in immediately available funds in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts, at the office or agency of the Company designated as provided in the Indenture. However, interest may be paid, at the option of the Company, by check mailed to the person entitled thereto at his address last appearing on the registry books of the Company relating to the Notes. Notwithstanding the preceding sentence, payments of principal of and interest payable on the Maturity Date shall be made by wire transfer of immediately available funds to a designated account maintained in the United States upon (i) receipt of written notice by the Issuing and Paying Agent (as described on the reverse hereof) from the registered holder hereof not less than one Business Day prior to the due date of such principal and (ii) presentation of this Note to the Issuing and Paying Agent, at The Bank of New York Mellon Trust Company, N.A., 101 Barclay Street, New York, New York, 10286. Any interest not punctually paid or duly provided for shall be payable as provided in such Indenture.

References herein to “U.S. dollars,” “U.S.$,” or “$” are to the coin or currency of the United States as at the time of payment is legal tender for the payment of public and private debts.

Reference is made to the further provisions of this Note set forth on the reverse hereof, which shall have the same effect as though fully set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee (as described on the reverse hereof) or by an authenticating agent on behalf of the Trustee by manual signature, this Note shall not be entitled to any benefit under such Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed, by manual or facsimile signature, under its corporate seal or a facsimile thereof.

RAYMOND JAMES FINANCIAL, INC.

[SEAL]	By:
Name:
ATTEST:	Title:

By:
Name:
Title:

(FORM OF CERTIFICATE OF AUTHENTICATION)

Certificate of Authentication

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: April 11, 2011

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

(FORM OF REVERSE OF NOTE)

RAYMOND JAMES FINANCIAL, INC.

4.25% SENIOR NOTE DUE 2016

SECTION 1. General. This Note is one of a duly authorized series of Securities of the Company unlimited in aggregate principal amount (herein called the “Notes”) issued and to be issued under an Indenture dated as of August 10, 2009 (herein called the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee, and the holders of the Notes, and the terms upon which the Notes are, and are to be, authenticated and delivered. The series of which this Note is a part also is designated as the Company’s 4.25% Senior Notes due 2016 (herein called the “Series”), initially in the principal amount of $250,000,000. The Trustee initially shall act as Security Registrar, Transfer Agent, Authenticating Agent and Issuing and Paying Agent in connection with the Notes.

SECTION 2. No Sinking Fund. This Note is not subject to any sinking fund.

SECTION 3. Redemption and Repayment. The Company may, at its option, and subject to the terms and conditions of Article 3 of the Indenture and Section 2.6 of the Second Supplemental Indenture dated as of April 11, 2011 (the “Second Supplemental Indenture”), redeem the Notes of this Series, in whole at any time or in part from time to time prior to the Maturity Date, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes so redeemed, or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any such portion of such payments of interest accrued as of the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate (as defined below), plus 30 basis points, plus an amount equal to accrued and unpaid interest thereon to the redemption date. Notwithstanding the foregoing, installments of interest on the Notes that are due and payable on Interest Payment Dates falling on or prior to a redemption date shall be payable on the Interest Payment Date to the holders of the Notes as of the close of business on the relevant record date according to the Notes and the Indenture.

Notice of any redemption shall be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest shall cease to accrue on the Notes or portions thereof called for redemption. If less than all of the Notes are to be redeemed, the Notes shall be selected by the Trustee by a method the Trustee deems appropriate.

For purposes of the above:

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agents as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Dealer Quotations, (2) if more than one but fewer than four such Reference Dealer Quotations is provided, the average of all such quotations, or (3) if only one Reference Treasury Dealer Quotation is provided, such quotation.

“Quotation Agents” means the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealers” means (1) Citigroup Global Markets Inc. and J.P. Morgan Securities LLC (or their affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefore another Primary Treasury Dealer, and (2) any other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price of such redemption date.

SECTION 4. Defeasance. The provisions of Article 14 of the Indenture do not apply to the Notes of this Series.

SECTION 5. Payment of Additional Amounts. Subject to the exemptions and limitations set forth below, the Company shall pay additional amounts to the beneficial owner of this Note that is a “Non-United States person,” as defined below, in order to ensure that every net payment on such Note shall not be less, due to payment of United States withholding tax, than the amount then otherwise due and payable. For this purpose, a “net payment” on this Note means a payment by the Company or any paying agent, including payment of principal and interest, after deduction for any present or future tax, assessment, or other governmental charge of the United States (other than a territory or possession). These additional amounts shall constitute additional interest on this Note.

The Company shall not be required to pay additional amounts, however, in any of the circumstances described in items (1) through (13) below.

(1) Additional amounts shall not be payable if a payment on this Note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner of this Note:

(a)	having a relationship with the United States as a citizen, resident, or otherwise;

(b)	having had such a relationship in the past; or

(c)	being considered as having had such a relationship.

(2) Additional amounts shall not be payable if a payment on this Note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner of this Note:

(a)	being treated as present in or engaged in a trade or business in the United States;

(b)	being treated as having been present in or engaged in a trade or business in the United States in the past;

(c)	having or having had a permanent establishment in the United States; or

(d)	having or having had a qualified business unit which has the U.S. dollar as its functional currency.

(3) Additional amounts shall not be payable if a payment on this Note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner of this Note being or having been a:

(a)	personal holding company;

(b)	foreign personal holding company;

(c)	private foundation or other tax-exempt organization;

(d)	passive foreign investment company;

(e)	controlled foreign corporation; or

(f)	corporation which has accumulated earnings to avoid United States federal income tax.

(4) Additional amounts shall not be payable if a payment on this Note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner of this Note owning or having owned, actually or constructively, 10% or more of the total combined voting power of all classes of the Company’s stock entitled to vote;

(5) Additional amounts shall not be payable if a payment on this Note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner of this Note being a bank extending credit pursuant to a loan agreement entered into in the ordinary course of business.

For purposes of items (1) through (5) above, “beneficial owner” includes, without limitation, the holder, and a fiduciary, settlor, partner, member, shareholder, or beneficiary of the holder if the holder is an estate, trust, partnership, limited liability company, corporation, or other entity, or a person holding a power over an estate or trust administered by a fiduciary holder.

(6) Additional amounts shall not be payable to any beneficial owner of this Note that is:

(a)	a fiduciary;

(b)	a partnership;

(c)	a limited liability company;

(d)	another fiscally transparent entity; or

(e)	not the sole beneficial owner of this Note, or any portion of this Note.

However, this exception to the obligation to pay additional amounts shall only apply to the extent that a beneficiary or settlor in relation to the fiduciary, or a beneficial owner, partner or member of the partnership, limited liability company, or other fiscally transparent entity, would not have been entitled to the payment of an additional amount had the beneficiary, settlor, partner, beneficial owner, or member received directly its beneficial or distributive share of the payment.

(7) Additional amounts shall not be payable if a payment on this Note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the failure of the beneficial owner of this Note or any other person to comply with applicable certification, identification, documentation or other information reporting requirements. This exception to the obligation to pay additional amounts shall apply only if compliance with such reporting requirements is required as a precondition to exemption from such tax, assessment or other governmental charge by statute or regulation of the United States or by an applicable income tax treaty to which the United States is a party.

(8) Additional amounts shall not be payable if a payment on this Note is reduced as a result of any tax, assessment, or other governmental charge that is collected or imposed by any method other than by withholding from a payment on this Note by the Company or any paying agent.

(9) Additional amounts shall not be payable if a payment on this Note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later.

(10) Additional amounts shall not be payable if a payment on this Note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the presentation by the beneficial owner of this Note for payment more than 30 days after the date on which such payment becomes due or is duly provided for, whichever occurs later.

(11) Additional amounts shall not be payable if a payment on this Note is reduced as result of any:

(a)	estate tax;

(b)	inheritance tax;

(c)	gift tax;

(d)	sales tax;

(e)	excise tax;

(f)	transfer tax;

(g)	wealth tax;

(h)	personal property tax; or

(i)	any similar tax, assessment, or other governmental charge.

(12) Additional amounts shall not be payable if a payment on this Note is reduced as a result of any tax, assessment, or other governmental charge required to be withheld by any paying agent from a payment of principal or interest on this Note if such payment can be made without such withholding by any other paying agent.

(13) Additional amounts shall not be payable if a payment on this Note is reduced as a result of any combination of items (1) through (12) above.

A “United States person” means:

(a)	any individual who is a citizen or resident of the United States;

(b)	any corporation, partnership, or other entity created or organized in or under the laws of the United States;

(c)	any estate if the income of such estate falls within the federal income tax jurisdiction of the United States regardless of the source of such income; and

(d)	any trust if a U.S. court is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of the substantial decisions of the trust.

A “Non-United States person” means a person who is not a United States person, and “United States” means the United States of America, including the States and the District of Columbia, its territories, its possessions, and other areas within its jurisdiction.

SECTION 6. Events of Default. If an Event of Default (as defined in the Second Supplemental Indenture as (i) an Event of Default as defined under Section 6.01(a), (b), (c), (d) or (e) of the Indenture, or (ii) an event of default as defined in any mortgage, indenture, or instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness of the Company or any Principal Subsidiary (as defined in the Indenture) for money borrowed, whether such indebtedness currently exists or shall be created in the future, which has occurred and has resulted in such indebtedness becoming or being declared due and payable) shall occur with respect to the Notes, the principal of all the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

SECTION 7. Modifications and Waivers. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the holders of the Notes under the Indenture at any time by the Company with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the Notes then outstanding and all other Securities then outstanding under the Indenture and affected by such amendment and modification. The Indenture also contains provisions permitting the holders of a majority in aggregate principal amount of the Notes then outstanding and all other Securities then outstanding under the Indenture and affected thereby, on behalf of the holders of all such Securities, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

No recourse shall be had for the payment of the principal of or the interest on this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, stockholder, officer, or director, as such, past, present, or future, of the Company or any predecessor or successor corporation, whether by virtue of any constitution, statute, or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for issue hereof, expressly waived and released.

SECTION 8. Obligations Unconditional. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place, and rate, and in the coin or currency, herein prescribed.

SECTION 9. Authorized Denominations. The Notes are issuable only as registered Notes without coupons in the denominations of Two Thousand Dollars ($2,000) and any whole multiples of One Thousand Dollars ($1,000). As provided in the Indenture, and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes of different authorized denominations, as requested by the holder surrendering the same.

SECTION 10. Registration of Transfer. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note may be registered on the Security Register or registry of the Company relating to the Notes, upon surrender of this Note for registration of transfer at the office or agency of the Company designated by it pursuant to the Indenture, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee or the Security Registrar duly executed by, the registered holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

The Notes are being issued by means of a book-entry system with no physical distribution of certificates to be made except as provided in the Indenture. The book-entry system maintained by DTC shall evidence ownership of the Notes, with transfers of ownership effected on the records of DTC and its participants pursuant to rules and procedures established by DTC and its participants. The Company shall recognize Cede & Co., as nominee of DTC, while the registered holder of the Notes, as the owner of the Notes for all purposes, including payment of principal, premium (if any) and interest, notices, and voting. Transfer of the principal, premium (if any), and interest to beneficial owners of the Notes by participants of DTC shall be the responsibility of such participants and other nominees of such beneficial owners. So long as the book-entry system is in effect, the selection of any Notes to be redeemed shall be determined by DTC pursuant to rules and procedures established by DTC and its participants. The Company shall not be responsible or liable for such transfers or payments or for maintaining, supervising, or reviewing the records maintained by DTC, its participants, or persons acting through such participants.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax, assessment, or other governmental charge, including, without limitation, any withholding tax, payable in connection therewith.

Prior to due presentment for registration of transfer of this Note, the Company, the Trustee, the Issuing and Paying Agent, and any agent of the Company may treat the person in whose name this Note is registered as the absolute owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note be overdue, and neither the Company, the Trustee, the Issuing and Paying Agent, nor any such agent of the Company shall be affected by notice to the contrary.

SECTION 11. Authentication Date. The Notes of this Series shall be dated the date of their authentication.

SECTION 12. Defined Terms. All terms used in this Note which are not defined herein, but are defined in the Indenture shall have the meanings assigned to them in the Indenture.

SECTION 13. Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS.

ARTICLE 5

ORIGINAL ISSUE OF NOTES

SECTION 5.1 Original Issue of Notes.

Notes in the aggregate principal amount of up to $250,000,000 may, upon execution of this Second Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes to or upon the written order of the Company, signed by any Authorized Officer, as defined in the Indenture, without any further action by the Company.

ARTICLE 6

MISCELLANEOUS

SECTION 6.1 No Sinking Fund

The Notes are not entitled to the benefit of any sinking fund.

SECTION 6.2 Ratification of Indenture.

The Indenture, as supplemented by this Second Supplemental Indenture, is in all respects ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

SECTION 6.3 Trustee Not Responsible for Recitals.

The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.

SECTION 6.4 Governing Law.

This Second Supplemental Indenture and each Note shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with laws of said State.

SECTION 6.5 Separability.

In case any one or more of the provisions contained in this Second Supplemental Indenture or in the Notes shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Second Supplemental Indenture or of the Notes, but this Second Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

SECTION 6.6 Counterparts.

This Second Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed by their authorized respective officers as of the day and year first above written.

RAYMOND JAMES FINANCIAL, INC.

By:	/s/ Jeffrey P. Julien
	Name:	Jeffrey P. Julien
	Title:	Executive Vice President, Finance & Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Christie Leppert
	Name:	Christie Leppert
	Title:	Vice President